UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):April 13, 2023

SKILLZ INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39243	84-4478274
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
PO Box 445
San Francisco, California 94104
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (415) 762-0511

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SKLZ	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 13, 2023, Skillz Inc. (the “Company”), certain subsidiary guarantors party thereto and UMB Bank, N.A., as trustee and collateral agent, entered into a first supplemental indenture, dated as of such date (the “Supplemental Indenture”) to the Indenture, dated December 20, 2021 (the “Indenture”), governing the Company’s 10.250% Secured Notes due 2026 (the “Notes”) with respect to an amendment (the “Amendment”) to the Indenture. On April 13, 2023, the Company received valid (and not validly revoked) consents to the Amendment from eligible holders as of the relevant record date in respect of a majority of the aggregate principal amount of the Notes then outstanding, determined in accordance with the Indenture. The Amendment modifies the general restricted payments basket to increase capacity from $25.0 million to $65.0 million.

The foregoing description of the Supplemental Indenture is a summary and is qualified in its entirety by reference to the Supplemental Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on 8-K (the “Current Report”) and is incorporated by reference into this Item 1.01.

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Charlotte Edelman

Charlotte Edelman, General Counsel and Corporate Secretary of the Company will be stepping down as an officer of the Company in the coming months and departing from the Company following a transition period. An external search is underway for her replacement. Ms. Edelman has confirmed her commitment to a smooth transition of responsibilities.

On April 14, 2023 (the “Effective Date”), in connection with the foregoing, the Company and Ms. Edelman entered into a transition and separation agreement (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Ms. Edelman will receive (i) a severance payment equal to an aggregate of $318,750, representing nine months of base salary (ii) the ability to exercise any outstanding vested options over the remaining option term; and (iii) COBRA healthcare coverage for a maximum period of nine months. The Separation Agreement also contains customary cooperation and non-disparagement provisions.

The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Departure of Alvin Lobo

On the Effective Date, Alvin Lobo, the Company’s Chief Financial Officer, resigned from the Company, effective immediately. Mr. Lobo’s departure is for personal reasons and is not related to a disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Jason Roswig, the Company’s current President, will transition to the role of President and Chief Financial Officer, effective the Effective Date.

Item 8.01 Other Events.

On April 13, 2023, the Company repurchased approximately $159.8 million aggregate principal amount of the Notes in a private transaction in the open market (the “Note Repurchase”) for an aggregate purchase price of approximately $135.9 million, plus payment of accrued and unpaid interest thereon and fees and expenses. After giving effect to the Note Repurchase, approximately $130.0 million of Notes remain outstanding.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
4.1	First Supplemental Indenture, dated April 13, 2023, by and among Skillz Inc., the guarantors party thereto and UMB Bank, N.A., as trustee and collateral agent
10.1	Transition and Separation Agreement, dated April 14, 2023, by and between Skillz Inc. and Charlotte Edelman
104	Cover Page Interactive Data File (formatted as inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKILLZ INC.

	By:	/s/ Andrew Paradise
	Name:	Andrew Paradise
	Title:	Chief Executive Officer
Date: April 14, 2023